Exhibit 3.1

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

State Street Corporation, having a registered office at 101 Federal Street, Boston, Massachusetts 02111, certifies as follows:

FIRST, Article 4 of the Articles of Organization of the corporation, including the Certificate of Vote of Directors Establishing a Series of a Class of Stock, which was filed with the Secretary of State of the Commonwealth of Massachusetts as an amendment to such Article 4 on February 6, 1992, is amended by this Amendment.

SECOND, this Amendment was duly adopted and approved on October 19, 2006 by the board of directors without shareholder approval and shareholder approval was not required.

THIRD, Article 4 is hereby amended by (i) rescinding the designation of 400,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock, (ii) reclassifying such shares as Preferred Stock and (iii) eliminating from the Articles of Organization all references to Series A Junior Participating Preferred Stock and the preferences, limitations and relative rights thereto.

FOURTH:

(a)           The total shares authorized prior to this Amendment was (i) 500,000,000 shares of Common Stock, par value $1.00 per share, and (ii) 3,500,000 shares of Preferred Stock, without par value.

(b)           The total shares authorized upon the effectiveness of this Amendment is (i) 500,000,000 shares of Common Stock, par value $1.00 per share, and (ii) 3,500,000 shares of Preferred Stock, without par value.

FIFTH, this Amendment will become effective on October 20, 2006 at 5:30 p.m. Boston time.

Signed by	/s/ Jeffrey N. Carp
(signature of authorized individual)
Jeffrey N. Carp
Executive Vice President

☐	Chairman of the board of directors,

☐	President,

☒	Other officer,

☐	Court-appointed fiduciary,

on this 19th day of October, 2006.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $           having been paid, said articles are deemed to have been filed with me this                        day of                   20    , at           a.m./p.m.

                                                                                                                time

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Filing fee:  Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION

Contact information:

Jeffrey N. Carp, Esq.

c/o State Street Corporation

State Street Financial Center

One Lincoln Street

Boston, Massachusetts  02111

Telephone:  (617) 664-5176

Email:  jcarp@statestreet.com